EXHIBIT 99.1

Ceragenix Provides Update on Clinical Study

Study to Determine if EpiCeram™ Can Be as Effective as a Mid-Strength Steroid in Treating Eczema Symptoms

DENVER, CO, January 17, 2007 — Ceragenix Pharmaceuticals, Inc., a biopharmaceutical company focused on infectious disease and dermatology, today reported it has enrolled the 90th patient for a clinical study that compares the efficacy of the company’s EpiCeram™ to Cutivate® (a mid strength topical steroid) in patients with moderate to severe atopic dermatitis (eczema).

The multi-center study consists of 90 children between the ages of 6 months and 18 years of age.  Over a four-week period, half of the subjects will receive treatment with EpiCeram, with the other half to receive treatment with Cutivate. The objective of the study is to determine if EpiCeram can be as effective as a mid-strength steroid in treating the symptoms associated with eczema, like itching and inflammation.

Steven Porter, Ceragenix’s chairman and CEO commented, “This marks a significant milestone towards completing the study. If we can effectively demonstrate EpiCeram to have comparable efficacy to Cutivate, we believe this new treatment alternative will be well received by pediatricians and dermatologists. It will also aid our ongoing efforts to partner with a pharmaceutical company with experience in marketing dermatology products.”

The company will continue enrollment through the end of January 2007 to allow for potential dropouts, and then complete patient visits by the end of February 2007. The results of the study are expected to be released by the end of March 2007.

About Atopic Dermatitis

According to the National Institute of Arthritis and Musculoskeletal and Skin Diseases (NIAMS), more than 15 million people in the U.S. have symptoms of atopic dermatitis. Children are more commonly affected than adults, with 90 percent of acute dermatitis cases diagnosed by age five. Roughly 60 percent of infants affected continue to have one or more symptoms of atopic dermatitis into adulthood.

NIAMS researchers project that U.S. health insurance companies spend approximately  $1 billion per year on atopic dermatitis. It is estimated that topical steroids account for approximately $345 million of the atopic dermatitis market.  Atopic dermatitis has also been found to affect patient quality of life due to its uncomfortable symptoms and how it alters physical appearance.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram™ and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram™; market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or  Ron Both
Liolios Group, Inc.
Investor Relations
(949) 574-3860

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